Exhibit 99.1

	Cedar Fair® Entertainment Company		News Release

For Immediate Release	Contact:	Corporate	(704) 654-3906
October 27, 2016		Communications

RICHARD A. ZIMMERMAN PROMOTED TO PRESIDENT

SANDUSKY, OHIO, October 27, 2016 – Cedar Fair (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, is pleased to announce the promotion of Richard A. Zimmerman to the position of President and Chief Operating Officer.

“This promotion is an acknowledgement of the significant role Richard has played in the success of Cedar Fair,” said Matt Ouimet, Cedar Fair’s chief executive officer. “He is one of the most talented senior executives I have ever worked with. His deep understanding of the industry, our operations and our business model has enabled him to positively impact every meaningful decision we have made over the past five years. His role as President and Chief Operating Officer will be to bridge strategy into execution – sorting to the things that will have the biggest operational impact and turning good ideas into operational reality.”

Zimmerman has 30 years of experience in the leisure and hospitality industry and most recently served as Chief Operating Officer of Cedar Fair. Prior to that he served as Executive Vice President since 2010, Regional Vice President since 2007 and as Vice President and General Manager of Kings Dominion since 1998. Prior to entering the amusement park industry, Richard served in various roles with Paramount Communications, Inc., including vice president of financial planning and analysis for Paramount’s Madison Square Garden Division.

About Cedar Fair

Cedar Fair Entertainment Company (NYSE: “FUN”), one of the largest regional amusement-resort operators in the world, is a publicly traded partnership headquartered in Sandusky, Ohio. Focused on its mission to become “THE place to be for FUN,” the Company owns and operates 11 amusement parks including its flagship park, Cedar Point, along with two outdoor water parks, one indoor water park and five hotels. It also operates an additional theme park under a management contract. Its parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan and Toronto, Ontario.

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This news release and prior releases are available online at www.cedarfair.com.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259